Exhibit 10.2

INDEPENDENT CONTRACTOR
CONSULTING SERVICES AGREEMENT

This Independent Contractor Consulting Services Agreement (this “Agreement”) is made and entered into, to be effective as of the date entered below, by and between MAKO Surgical Corp. (“MAKO”), a corporation formed under the laws of the State of Delaware with a principal place of business at 2555 Davie Road, Fort Lauderdale, Florida 33317, and the Party named below (“Contractor”), with an address as set forth below. MAKO and Contractor may be referred to herein individually as a “Party” and collectively as the “Parties.”

Contractor:	Steven J. Nunes
Address:	2605 SE 2nd Court Pompano Beach, FL 33062
Federal Taxpayer ID:	###-##-####
Phone:	954.529.0670
Email:	sjnunes@att.net
Effective Date of Contract	July 17, 2012

          WHEREAS, Contractor’s employment with MAKO terminated as of the close of business on July 17, 2012 (“Termination Time”); and

          WHEREAS, MAKO has requested and Contractor has agreed to provide certain consulting services to MAKO following the Termination Time.

          NOW, THEREFORE BE IT RESOLVED, the Parties, intending to be legally bound, hereby agree as follows:

1   Termination of Employment.

1.1

Termination Date. Contractor acknowledges that Contractor’s employment with MAKO and that certain Amended and Restated Employment Agreement by and between MAKO and Contractor, effective February 13, 2009 (the “Employment Agreement”) terminated as of the Termination Time.

1.2

Continued Insider Status. Notwithstanding the termination of Contractor’s employment with MAKO and consistent with Section 5 of the Policy Statement (as defined below), Contractor acknowledges and agrees that, until the expiration or termination of this Agreement and, in Contractor’s sole discretion, such time as Contractor no longer has knowledge of material non-public information about MAKO, Contractor must comply with the terms of MAKO’s Policy Statement on Insider Trading Compliance (the “Policy Statement”).

2   Services.

2.1

Scope. Contractor agrees to perform the consulting services set forth in Exhibit I to this Agreement, and such other consulting services as MAKO may request and Contractor agree to provide from time to time during the term of this Agreement. These consulting services (the “Services”) may include preparation by Contractor, and delivery of, certain materials and information specifically requested by MAKO (“Deliverables”).

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2.2

Conduct of Services. Contractor shall not utilize others to perform the Services without the permission of MAKO. All Services must be performed in a workmanlike and professional manner. MAKO, at its option, may provide Contractor with its quality standards for the project. Contractor agrees to use these standards, as well as additional guidance and suggestions that may be provided from time to time by MAKO. In order to be accepted, any or all Deliverables and Services must meet any requirements and any quality standards specifically required by MAKO, as well as generally be of a quality, in MAKO’s reasonable opinion, commensurate with applicable professional standards.

2.3

Method of Performing Services. Contractor has the right to determine the method, details, and means of performing the work to be performed for MAKO. MAKO, however, is entitled to exercise general power of supervision and control over the results of work performed by Contractor to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work. Contractor acknowledges that the Services to be provided hereunder shall not require Contractor’s full time attention and that, except as provided in Section 6 of this Agreement, nothing in this Agreement precludes Contractor from engaging in work for anyone else, whether on a consulting or employment basis. Contractor further acknowledges and agrees that the non-competition covenant in Section 6 of this Agreement is reasonable and necessary in consideration for the information Contractor will have access to as a contractor of MAKO, and represents to MAKO that Contractor’s ability to work for another entity or person, whether as a consultant or employee, during the term of this Agreement is valuable to Contractor. In addition, Contractor acknowledges and agrees that Contractor shall be responsible for supplying all tools and equipment necessary to perform the Services subject only to any exceptions set forth in Exhibit II to this Agreement.

2.4

Future Services. As mutually agreed to in writing by Contractor and MAKO, Contractor shall make Contractor’s services available to complete or provide follow-on support for any work or projects to which Contractor at any time materially contributed pursuant to this Agreement. Unless otherwise agreed, such services shall be made available at Contractor’s actual labor rates otherwise applicable to services provided to MAKO pursuant to this Agreement or, if less, to Contractor’s other most-favored accounts for similar services, plus reasonable and actual expenses incurred by Contractor for materials that are provided to MAKO or consumed in providing such services, provided such expenses are approved in advance by MAKO.

3   Term and Termination.

3.1

Term. This Agreement shall continue from the effective date entered above until October 18, 2012 unless extended as mutually agreed by the Parties in writing or earlier terminated in accordance with the provisions of this Agreement.

3.2	Termination

(a)

Termination for Breach. A Party may terminate this Agreement for material breach of this Agreement by the other Party upon ten (10) days written notice, unless the other Party cures the breach within such period. The Parties agree that the only breach by MAKO deemed material is failure to make an undisputed payment.

	(b)	Termination Notification. The Parties agree that MAKO may terminate this Agreement, in accordance with this Section 3.2, by an electronic or written notification to the Contractor.

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3.3	Survival. Upon termination of this Agreement, Subsections 2.4 and 4.2 and all of Sections 1, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15 shall survive and remain in effect.

4   Compensation.

4.1

In full compensation for Contractor’s services and agreements hereunder, and conditioned on Contractor not exceeding the time allocation set forth in Exhibit I, MAKO shall pay Contractor a monthly fee of six thousand dollars ($6,000), according to the terms set forth in Exhibit II. Notwithstanding anything to the contrary in the Employment Agreement, all payments payable to Contractor under the Employment Agreement or this Agreement shall be payable in installments in accordance with MAKO’s regular payroll schedule.

4.2

In the event that this Agreement is terminated for any reason, MAKO’s sole obligation shall be to pay Contractor for any authorized work performed satisfactorily through the effective date of the termination and actual expenses accrued and reimbursable under the terms of this Agreement, which amounts shall serve as full and final compensation to Contractor for all services provided hereunder. This Subsection 4.2 does not waive, prejudice, or diminish any rights that MAKO may have, or damages to which it may be entitled, at law or in equity for any unlawful termination or other breach of this Agreement by Contractor.

5   Ownership and Assignment of Intellectual Property Rights.

5.1

Contractor shall disclose and assign to MAKO, and does hereby automatically assign to MAKO upon inception, all patent, copyright, trade secret and all other industrial, intellectual or proprietary rights that Contractor may possess or be entitled to receive, in each and every territory, state and country throughout the world, and under all applicable conventions and treaties (the “Intellectual Property Rights”) in all inventions (whether or not patentable or reduced to practice), industrial models, works of authorship, databases, industrial and ornamental designs, mask works, computer programs, data, drawings, know-how, information and other forms of industrial and intellectual property (collectively, “Intellectual Property”) (a) that are created, discovered, conceived of and/or reduced to practice by Contractor during the term of this Agreement and relate to the subject matter of the Services to be performed under this Agreement or the business, research or development interests of MAKO, or (b) that, subject to Subsection 5.2 below, are embodied, incorporated or used in any drawings, specifications, computer program, software, manuals, data, documentation, models, prototypes, information, or other materials or items created or prepared by Contractor or its employees or contractors in the performance of the Services under this Agreement (collectively “Work Product”) or the defined Deliverables. Notwithstanding the forgoing, to the extent permitted by applicable law and consistent with Contractor’s status as an independent contractor, Contractor’s Work Product and Deliverables shall be considered and treated for all purposes as works made for hire, and title to all Intellectual Property Rights respecting such Work Product shall vest initially, completely, and exclusively in MAKO.

5.2

Contractor may include in the Work Product and Deliverables materials, information and other items existing prior to, or which were developed outside the scope of, the Services (“Preexisting Materials”) only if (a) they are owned or, if not owned, are otherwise licensable by, Contractor upon the terms of Subsection 5.3 below; (b) they are identified prior to commencement of services involving such work or materials; and (c) reasonable proof in the form of documentation is provided that the materials, information or items to be included are in fact Preexisting Materials and that Contractor possesses all necessary rights to grant the license set forth below in Subsection 5.3 below with respect to such Preexisting Materials. Preexisting Materials meeting these requirements are not subject to the assignment provisions of Subsection 5.1 above, and shall remain the property of Contractor.

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5.3

Contractor grants to MAKO an irrevocable, perpetual, fully paid-up, royalty-free, transferable and nonexclusive license, with the right to sublicense, to make, use, sell, offer for sale, import, copy, transmit, distribute, publish, perform, prepare derivatives of, and take any other action it desires to take with respect to the Deliverables and Work Product, and to authorize or permit others to do so. This license is not intended to limit or alter the effect and scope of the assignment under Subsection 5.1 above.

5.4

To the extent Contractor possesses any “moral rights” (including without limitation any rights of attribution and integrity) with respect to any of the Work Product or Deliverables, Contractor waives all such rights in favor of MAKO and its successors, assigns, licensees, employees, contractors, partners, vendors, customers, representatives and agents, for any and all purposes.

5.5

Contractor shall, at MAKO’s request, execute all assignments, transfers, conveyances, declarations, oaths, applications for grant or registration, and other documents (“Documents”), and perform such acts as MAKO’ counsel may deem reasonably necessary or advisable, to confirm and vest in MAKO all right, title and interest throughout the world, in and to, the Intellectual Property Rights that are assigned under this Agreement. Contractor shall also provide all information reasonably necessary to assist MAKO in obtaining patents and other grants and registrations for the Intellectual Property Rights and in enforcing such rights.

5.6

All tangible materials and written information, including without limitation models, drawings, written documents, software, data, computer programs, machines, articles and other tangible materials and copies thereof of any nature prepared, created, developed or otherwise produced or obtained by Contractor incident to or arising out of the Services rendered under this Agreement (“Tangible Materials”) shall be MAKO’ sole and exclusive property and shall be delivered to MAKO by Contractor promptly at the request of MAKO or upon conclusion of the performance of the Services or termination of this Agreement.

6   Confidential Information.

Pursuant to Section 7.2 of the Employment Agreement, Contractor has agreed to not disclose or use Confidential Information (as defined in the Employment Agreement) of MAKO (the “Non-Disclosure Covenant”) either during the term of his employment with MAKO or thereafter. Contractor and MAKO hereby agree that the Non-Disclosure Covenant is incorporated herein by reference. Contractor further acknowledges and agrees that he may receive special training and/or may be given access to or may become acquainted with Confidential Information of MAKO during the term of this Agreement and Contractor agrees that the Non-Disclosure Covenant shall apply to any such Confidential Information.

7   Non-Competition.

The non-compete covenant set forth in Section 7.3 of the Employment Agreement is incorporated herein by reference; provided, however, that the one (1) year term of the non-compete covenant shall be measured from the Termination Time and the term of the non-compete covenant shall not be affected by this Agreement.

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8.   Non-Solicitation.

The non-solicitation covenant set forth in Section 7.3 of the Employment Agreement is incorporated herein by reference to apply during the term of this Agreement and for a period equal to one (1) year after the termination of this Agreement.

9   Release of Publicity Rights.

Contractor hereby grants MAKO the right to use and publish Contractor’s name, voice, picture, portrait and likeness in all media and types of advertising and promotion of MAKO and its goods and services. Contractor agrees that MAKO owns all rights, including copyright, in all photographs of Contractor taken by or on behalf of MAKO as well as all works incorporating such photographs, and Contractor agrees to sign any releases submitted to Contractor in conjunction with such photographs.

10   Representations, Warranties, and Covenants.

Contractor represents, warrants, and covenants (each as the case may be) that:

(a) The Services shall not infringe any Intellectual Property Rights of third parties.

(b) Making, using, selling, copying, publishing, distributing, preparing derivatives of, disclosing, using and otherwise exploiting Work Product and Deliverables shall not infringe Intellectual Property Rights of third parties.

(c) The execution, delivery and performance of this Agreement does not and shall not violate, conflict with or result in the breach of any term, condition or provision of any term, condition or provision of any contract, agreement, document, commitment, undertaking or understanding between Contractor and any other person or entity, including without limitation any agreements or policies of any of Contractor’s employers, if any, during the term of this Agreement. Without limiting the generality of the forgoing, Contractor represents and warrants that Contractor has not previously assigned, licensed or otherwise encumbered the Intellectual Property Rights assigned or to be assigned to MAKO pursuant to Subsection 5.1 above, and Contractor has sufficient rights to grant the license in Subsection 5.3.

(d) All requirements of Contractor’s employer(s) regarding outside consulting have been met by Contractor prior to entering into this Agreement and shall continue to be met during its performance. Contractor has followed and shall continue to follow all applicable procedures of Contractor’s employer(s), if any, during the term of this Agreement, and has received all necessary consents and approvals from Contractor’s employer(s), if any, during the term of this Agreement, in order to permit Contractor to perform the Services for MAKO and to comply with all of the terms and conditions of this Agreement.

(e) Facilities and equipment of Contractor’s employers shall not be used except with the prior written approval by MAKO.

(f) Contractor represents, warrants and covenants that Contractor is not now and shall not in the future be in a position to purchase, lease, recommend, use, or arrange for the purchase or lease of or prescribe MAKO’s products, which would make Contractor a “Customer” of MAKO, as such term is defined in MAKO’s Business Conduct Policies, a current copy of which is available at www.makolink.info/businessconduct, password: partner (as may be amended, revised or supplemented from time to time, the “Policies”).

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The Parties hereby agree that should, at any time during the term of this Agreement, Contractor be positioned to become a Customer of MAKO the Parties hereto shall negotiate in good faith to modify the implicated terms and conditions of this Agreement to comply with all applicable laws, regulations and industry guidelines, as well as the Policies and Standards (as defined below).

(g) Contractor warrants, covenants and agrees that Contractor shall comply with all applicable laws, rules and regulations including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended (the “FCPA”) and the Health Insurance Portability and Accountability Act of 1996, as amended (42 U.S.C. 1320d-1329d-8; 42 U.S.C. 1320d-2, “HIPAA”). Contractor further agrees and covenants that Contractor shall at all times conduct Contractor’s work in full compliance with all ethical regulations and MAKO and industry guidelines applicable under this Agreement including, without limitation, the Policies, MAKO’s Human Resource Policies, MAKO’s Code of Business Conduct and Ethics and the Advanced Medical Technology Association’s Code of Ethics on Interactions with Health Care Professionals (such policies and standards, as may be amended, revised or supplemented from time to time, are referred to herein as the “Policies and Standards”).

(h) Contractor certifies that (i) Contractor has received a copy of the Policies, (ii) Contractor has read and understood the Policies, (iii) Contractor agrees to comply with the Policies in any business dealing Contractor undertakes on behalf of MAKO, (iv) Contractor has not violated any domestic or foreign law, including without limitation the FCPA, in connection with MAKO’s business, and has not taken any action that violates the Policies, (v) Contractor shall timely report any actual or suspected violations of the Policies and Standards to MAKO and grant reasonable access to Contractor’s books and records in order for MAKO to ascertain compliance under the Policies and Standards, and (vi) Contractor shall promptly notify MAKO of the occurrence of any event that would prevent Contractor from making the foregoing certifications at any future point during the term of this Agreement. Contractor acknowledges that a failure to report violations of the Policies shall constitute grounds for the termination of this Agreement pursuant to Subsection 3.2 above.

(i) Contractor represents and warrants that Contractor has never been sanctioned or cited by any federal or state agency for Contractor’s failure to comply with any applicable federal, state, and local laws and regulations or regulatory agency requirements and guidelines relating to nature of the Services to be provided hereunder.

11   Taxes, Benefits and Licenses.

As an independent contractor, Contractor is solely responsible for the following:

(a) the payment of all federal, state and local taxes and all appropriate withholdings;

(b) the payment or provision of any unemployment insurance benefits, state disability benefits, workers’ compensation insurance, vacation, overtime or holiday pay, health, medical, dental or group insurance or any pension or profit sharing; and

(c) obtaining any applicable business or other commercial licenses and permits.

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12   [INTENTIONALLY OMITTED].

13   Limitation of Liability.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES, OR FOR ACTS OF NEGLIGENCE THAT ARE NOT INTENTIONAL OR RECKLESS IN NATURE, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14   Mandatory Arbitration.

All claims, disputes, controversies, differences or misunderstandings between the Parties arising out of, or by virtue of this Agreement or the interpretation of this Agreement or the relationship between MAKO and Contractor under this Agreement which cannot be settled or resolved by the Parties hereto shall be settled or determined by binding arbitration under the then-current rules of the American Arbitration Association. The exclusive jurisdiction for any such arbitration shall be Broward County, Florida and each Party consents to personal jurisdiction in Broward County, Florida. MAKO shall pay the arbitrators’ fees for any such arbitration unless the arbitrator determines that any portion of any claim by Contractor was frivolous or brought in bad faith, in which case the arbitrator may order Contractor to pay all or a portion of the arbitrator’s fees. The arbitrator may award or apportion attorney’s fees and costs in his or her judgment. Either Party may, however, seek injunctive relief in any court of competent jurisdiction, pending arbitration. Judgment based on the arbitrator’s award may be entered in any court of competent jurisdiction.

15   Miscellaneous.

15.1	Publicity. Contractor shall not make statements to third parties regarding Contractor’s relationship with MAKO or this Agreement without the advance written consent of MAKO.

15.2

Notices. All notices provided pursuant hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by overnight mail through a recognized delivery service providing proof of delivery, by registered or certified mail, return receipt requested, or via e-mail or other electronic means to the address set forth on the first page hereof, or to such other address designated by written notice to the other Party in accordance with this Subsection 15.2.

15.3

Amendments; Waiver. No amendments, changes, extensions, or modifications to this Agreement are valid and binding except if in writing and signed by the Parties. Waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any prior, concurrent or subsequent breach. None of the provisions of this Agreement are considered waived by either Party except when such waiver is given in writing.

15.4

Governing Law. This Agreement shall be construed and interpreted under and in accordance with the substantive laws of the State of Florida, without regard to conflicts of law principles. Any action or proceeding arising under or relating to this Agreement shall be brought only in the courts of the State of Florida, County of Broward, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and each of the Parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.

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15.5

Severability. In the event that any clause, term, or provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, unenforceable or in conflict with any law, the legality, validity and enforceability of the remaining clauses, terms and provisions shall not be affected or impaired thereby.

15.6

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and the successors or permitted assigns of the Parties hereto. The rights and obligations of Contractor herein may not be assigned, and the rights and obligations of MAKO may be assigned to any Affiliate of MAKO or to any successor of all or substantially all of the business and assets of MAKO to which this Agreement relates.

15.7

English Language. This Agreement and all collateral documents have been expressed in English at the wish of the Parties. The Parties confirm and agree that the English-language versions of this Agreement and all collateral documents shall govern and control any translation of such documents into any other language.

15.8

Entire Agreement. This Agreement and the Exhibits and Attachments hereto constitute the entire agreement and understanding between Contractor and MAKO with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, representations and statements, if any, regarding the subject matter contained herein or therein, whether oral or written except as expressly stated herein.

15.9

Amendments; Waiver. No amendments, changes, extensions or modifications to this Agreement are valid and binding except if in writing and signed by the Parties. Waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any prior, concurrent or subsequent breach. None of the provisions of this Agreement are considered waived by either Party except when such waiver is given in writing.

15.10

Counterparts; Facsimile Signatures. This Agreement and the Attachments may be executed in counterparts, each of which are deemed to be original, but both of which together constitute one and the same instrument. Copies of signatures sent by facsimile transmission or other electronic means are deemed to be originals for purposes of execution and proof of this Agreement.

15.11

Titles and Headings; Construction. Titles and headings to Articles, Sections and Subsections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the Party causing this Agreement to be drafted. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or entity may require. Where Contractor is an entity, all terms and conditions of this Agreement pertaining to Contractor shall pertain to all principals, employees and Affiliates of such Contractor. For the purposes of this Agreement, an “Affiliate” of Contractor means an individual or entity directly or indirectly controlling, controlled by or under common control with Contractor, where control means either (a) the capacity to dominate decision-making or (b) the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement.

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15.12

Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.13

Relationship of Parties. In performing this Agreement, the Parties to this Agreement are, at all times, acting and performing as independent contractors. Nothing in this Agreement shall be construed to create any partnership, joint venture, or employer-employee relationship among the Parties. Contractor may not incur any liability on MAKO’s behalf nor bind MAKO to any contractual or payment obligation unless Contractor obtains MAKO’s prior written consent.

* * * * *

IN WITNESS WHEREOF, the Parties have executed and made this Agreement is effective as of the date first written above.

MAKO SURGICAL CORP.

/s/ Steven J. Nunes	By:	/s/ Maurice R. Ferré, M.D.
Steven J. Nunes
	Printed Name:	Maurice R. Ferré, M.D.

	Title:	President & CEO

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Exhibit I

SERVICES

Contractor shall provide MAKO with tactical and strategic assistance as well as transitional guidance related to the transition of the duties Contractor previously performed in connection with Contractor’s prior position as MAKO’s Senior Vice President of Sales and Marketing. Contractor shall provide the Services for up to ten (10) hours a week during the term of this Agreement.

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Exhibit II

COMPENSATION

A.       Monthly Fee. In full consideration for Contractor’s timely and satisfactory completion and/or delivery of the Services and any Deliverables, and conditioned on Contractor not exceeding the time allocation set forth in Exhibit I, Contractor shall be paid six thousand dollars ($6,000) per month. Should the parties wish to adjust the monthly fee based on any change the scope of duties, such adjustment shall only be pursuant to a mutually executed written agreement.

B. Travel. Contractor shall be compensated for travel time associated with providing Services and Deliverables only when pre-approved by MAKO’s Chief Executive Officer in writing.

C.       MAKO Property. MAKO may provide Contractor with MAKO property, including without limitation a laptop, from time to time for Contractor’s use in connection with Contractor’s delivery of the Services and Deliverables. Such property shall be MAKO’ sole and exclusive property and shall be delivered to MAKO by Contractor promptly at the request of MAKO or upon conclusion of the performance of the requested services or termination of this Agreement.

D.       No Other Compensation; No Benefits. Contractor agrees that no compensation will be due from MAKO beyond any payments due under the Employment Agreement and what has been expressly outlined in this Exhibit II, unless approved in writing in advance by MAKO.

E.       Expenses. The reasonable and actual costs incurred by Contractor for materials provided or consumed in the course of rendering the Services under this Agreement shall be reimbursed only if approved in advance by MAKO and adequate supporting documentation of the costs incurred is provided. All requests for reimbursement must be made in writing using a MAKO Surgical Corp. Expense Report promptly after the expense is incurred. Reimbursement shall be made within a reasonable period (not to exceed three weeks) after the written request and supporting documentation is provided.

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